Exhibit 4.8

AMENDMENT TO WARRANT TO

PURCHASE SERIES B PREFERRED STOCK

OF

ENERGY & EXPLORATION PARTNERS, INC.

THIS AMENDMENT TO WARRANT TO PURCHASE SERIES B PREFERRED STOCK (this “Amendment”), is entered into by and between Energy & Exploration Partners, Inc. (the “Company”) and [            ] (“Holder”), as of July 10, 2014 (the “Effective Date”).

R E C I T A L S

WHEREAS, the Company and Holder have entered into that certain Warrant to Purchase Series B Preferred Stock dated [            ] (the “Warrant”);

WHEREAS, the parties hereto desire to make certain amendments to the Warrant as provided herein;

WHEREAS, capitalized terms not otherwise defined herein shall have the meaning given them in, or incorporated by reference in, the Warrant.

NOW, THEREFORE, in consideration of the mutual premises set forth herein, the Company and Holder agree and consent to amend the Warrant as follows:

ARTICLE I

AMENDMENTS TO WARRANT

Section 1.1. Amendments to Section 1.

(a) Section 1 of the Warrant is hereby amended by amending and restating the following definitions their entirety:

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of April 8, 2013, by and among Energy & Exploration Partners, Inc., as Issuer, Cortland Capital Market Services LLC, as administrative agent for the Holders, and the Holders named therein, as amended, supplemented or otherwise modified prior to the date hereof.

“Qualified Public Offering” means the first public offering of the Common Stock (a) in which the aggregate gross proceeds to the Company and the stockholders selling such Common Stock, if any, equal or exceed $400.0 million and (b) following which, such Common Stock is listed on a U.S. national securities exchange. For the avoidance of doubt, if a Qualified Public Offering does not successfully close, it shall not prevent a future public offering from qualifying and being treated as a “Qualified Public Offering”.

“Registration Rights Agreement” means the Second Amended and Restated Registration Rights Agreement dated as of July 10, 2014, among the Company and the other parties thereto, and as the same shall be amended from time to time.

“Stockholders Agreement” means that certain Second Amended and Restated Stockholders Agreement dated as of July 10, 2014, by and among the Company, all of the owners of the capital stock of the Company and all holders of Warrants and Series A Warrants.

(a) Section 1 of the Warrant is hereby amended by inserting the following definitions in the alphabetically appropriate order:

“First Amendment to Warrant” means that certain Amendment to Warrant to Purchase Series B Preferred Stock, dated as of July 10, 2014, among the Company and the Holder.

Section 1.2 General Amendment. The phrase “Qualified Public Offering” shall replace the phrase “Qualified Initial Public Offering” in each instance in the Warrant where such phrase appears.

ARTICLE II

MISCELLANEOUS

Section 2.1 Warrant Ratification. Except as amended hereby, the Warrant shall remain in full force and effect, and the parties hereto hereby ratify the Warrant as amended hereby.

Section 2.2 Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 2.3 Complete Agreement. This Amendment, the Note Purchase Agreement and the other Note Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

Section 2.4 Governing Law. ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 2.5 Effectiveness. This Amendment is effective as of the Effective Date. Notwithstanding the foregoing or anything herein to the contrary, if the Convertible Notes Offering (as defined in the Stockholders Agreement) is not consummated under that certain Purchase Agreement, dated July 10, 2014, between the Company and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Global Hunter Securities, LLC/Seaport Group Securities, LLC, as representatives of the initial purchasers named therein, with respect to the Convertible Notes for any reason by July 25, 2014 or the Convertible Notes Offering is terminated or abandoned prior to such date, then this Amendment shall be of no force or effect, and the Warrant shall continue in full force and effect as if this Amendment had not been entered into.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first above written.

COMPANY:

ENERGY & EXPLORATION PARTNERS, INC.

By:
Name:
Title:

HOLDER:

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By:
Name:
Title: